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                                                                     Exhibit 2.2

                               MORTGAGE SERVICING

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                                  STERLING BANK

                                       AND

                        STERLING CAPITAL MORTGAGE COMPANY

                              DATED: JULY 16, 2003

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                               MORTGAGE SERVICING

                           PURCHASE AND SALE AGREEMENT

         THIS MORTGAGE SERVICING PURCHASE AND SALE AGREEMENT (the "Sale Agreement") is dated as of July 16, 2003, by and between STERLING CAPITAL MORTGAGE COMPANY, a Texas corporation, with offices located at 13100 Northwest Freeway, Suite 200, Houston, Texas 77040 ("Seller") and STERLING BANK, a Texas banking association, with offices at 2550 North Loop West, Suite 600, Houston, Texas, 77092 ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Purchaser desires to purchase and Seller desires to sell all right, title and interest in and to the Servicing (as defined herein below) of the Mortgage Loans in accordance with the terms and conditions of this Sale Agreement; and

         WHEREAS, all necessary approvals have been obtained regarding, and FNMA has consented to, the assumption of the Servicing by Purchaser and to Seller's transfer and assignment of the Servicing to Purchaser as provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Sale Agreement, the words and phrases set forth below shall have the following meanings:

         "AFFILIATES": Any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or entity.

         "AGENCY":  FNMA.

         "AGENCY REQUIREMENTS": The applicable rules, regulations, announcements, notices, directives and instructions of an Agency, including, without limitation, (i) the FNMA Guide; (ii) the FNMA Pool purchase contracts or master commitments; and (iii) all exhibits, schedules, amendments and supplements to (i) and (ii).

         "BORROWER": The obligor on a Note or the mortgagor on the Mortgage, as applicable.

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         "ESCROW FUNDS": With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire hazard and flood insurance premiums, condominium charges, and any other payments required to be escrowed by the Borrower with the mortgagee pursuant to the requirements of applicable law, the Mortgage and any other document.

         "FNMA": The Federal National Mortgage Association, or any successor thereto.

         "FNMA GUIDE": The FNMA Selling Guide and the FNMA Servicing Guide, and any amendments or additions thereto.

         "FNMA MBS": A mortgage backed security issued by FNMA, which represents an undivided ownership interest in a Pool.

         "MORTGAGE": The security instrument, mortgage, deed of trust, deed to secure debt or other instrument securing a Note, which creates a first position lien on an estate in fee simple or leasehold estate, if permitted by the relevant Agency, in real property securing the Note.

         "MORTGAGE LOAN[S]" OR "LOANS[S]": Those Mortgage Loans described in the recitals hereof, which Mortgage Loans may be included in Pools, the Servicing to which is the subject of this Sale Agreement. The term "Mortgage Loan[s]" shall not include property management functions in connection with REO properties, or the properties themselves.

         "NOTE": The note or other evidence of the indebtedness of a Borrower secured by a Mortgage.

         "POOL": A group of Mortgage Loans, such as those which back the issuance of a FNMA MBS, and is otherwise considered segregated on the basis of the applicable Agency Requirements, and which is considered to be aggregated for the purposes of servicing.

         "PURCHASER": The legal entity defined in the first paragraph of this Sale Agreement, or its successors in interest or assigns.

         "PURCHASE PRICE": The amount to be paid by Purchaser to Seller in exchange for the Servicing Rights for each Mortgage Loan or Pool in accordance with Article III of this Sale Agreement.

         "REO": Real property acquired by Seller on behalf of an Agency through foreclosure or by acceptance of a deed-in-lieu of foreclosure and commonly referred to as "real estate owned."

         "SALE AGREEMENT": This Mortgage Servicing Purchase and Sale Agreement as defined in the first paragraph of this agreement, and as used herein shall also be deemed to refer to and incorporate all exhibits attached hereto.

         "SALE DATE": The date on which all ownership rights, title and interest in the applicable Servicing is transferred from Seller to Purchaser which date shall be July 16, 2003.

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         "SELLER": The legal entity defined in the first paragraph of this Sale
Agreement, or its successors in interest and assigns.

         "SERVICER RESPONSIBILITY": The rights and responsibilities associated with the Mortgage Loans, including without limitation, servicer responsibility as defined in the Agency Requirements.

         "SERVICING":  The Servicing Rights and the Servicer Responsibility.

         "SERVICING FILE": With respect to each Mortgage Loan, a file containing all documents and information including the origination and underwriting information, necessary to properly service the Mortgage Loans in accordance with Agency Requirements.

         "SERVICING RIGHTS": With respect to each Mortgage Loan, any of the following: (a) all rights to service the Mortgage Loans; (b) any payments or monies payable or received or receivable for servicing the Mortgage Loans, (c) any late fees, assumption fees, penalties or similar payments with respect to Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the Seller thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph;
(g) possession and use of any and all Servicing Files pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (h) all rights and benefits relating to the direct SOLICITATION of the related Mortgagors and attendant right, title and interest in and to the list of such Mortgagors and data relating to their Mortgages; PROVIDED THAT FOR PURPOSES OF THE PRECEDING CLAUSE, "SOLICITATION" SHALL MEAN SOLICITATION OF A REFINANCE OF A MORTGAGE LOAN AND DIRECT SOLICITATION SHALL NOT BE DEEMED TO INCLUDE SOLICITING OR MARKETING REFINANCING OF MORTGAGE LOANS TO THE GENERAL PUBLIC, INCLUDING BUT NOT LIMITED TO, ADVERTISEMENTS, SOLICITATIONS, OR MARKETING THROUGH THE USE OF DIRECT MAIL, INTERNET, BILLBOARDS, BROCHURES, RADIO, TELEVISION, NEWSPAPERS, MAGAZINES, OR OTHER PERIODICAL, AND ANY OTHER SUCH ADVERTISEMENT, SOLICITATION OR MARKETING EFFORT THAT IS NOT SPECIFICALLY TARGETED TO THE MORTGAGORS and (i) all rights, powers and privileges incident to any of the forgoing.

         "SUBSERVICING AGREEMENT": That certain agreement setting forth the terms and provisions pursuant to which Seller will subservice the Mortgage Loans, on behalf of Purchaser, during the Subservicing Period.

         "SUBSERVICING PERIOD": From and after the Sale Date until the Servicing is transferred to a successor servicer, which shall be no later than November 3, 2003.

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                                   ARTICLE II

                         SALE AND TRANSFER OF SERVICING

         2.1. SALE DATE. On the applicable Sale Date, Seller shall, as hereinafter provided, sell, transfer and assign, set over and convey to Purchaser and Purchaser shall acquire from Seller all right, title and interest of Seller in, to and under the Servicing (including but not limited to the Servicing Files) for all Mortgage Loans eligible for purchase from Seller on such Sale Date.

         2.2. SERVICING DUTIES. Income derived from the Servicing Rights following the Sale Date shall be paid to Purchaser after the Sale Date. Seller shall be entitled to the benefits and obligations of all Escrow Funds and principal and interest custodial funds during the Subservicing Period. From and after the date hereof, Seller shall not take any action that is inconsistent with the sale of the Servicing accomplished hereby.

During the Subservicing Period, Seller shall maintain its servicing capacity and:

                  (a) Subservice the Mortgage Loans pursuant to the terms of the Mortgage Loan Subservicing Agreement; and

                  (b) Not assign or attempt to assign the responsibilities for servicing the Mortgage Loans, except as set forth herein and except with respect to an Affiliate.

         2.3. ACTIONS REQUIRED PRIOR TO THE SALE DATE. As of the Sale Date, Seller shall obtain all necessary agency approvals to sell the Servicing from Seller to Purchaser on the Sale Date. Seller shall provide Purchaser with evidence of all such approvals no later than the Sale Date.

         2.4. COOPERATION. To the extent reasonably possible, the parties hereto shall cooperate with and assist each other, as requested, in carrying out the other's covenants, agreements, duties and responsibilities under this Sale Agreement and in connection herewith shall execute and deliver all such documents and instruments as shall be necessary and appropriate in the furtherance thereof. After the Sale Date, Seller will be deemed to be holding all sums received by it in respect of any Mortgage Loan in trust on Purchaser's behalf. Seller shall pay over all such sums to Purchaser and provide information detailing when the payments were received. In addition, Seller will hold for Purchaser all communications, inquiries, legal instruments and other documents received by it with respect to the Mortgage Loans and shall promptly forward same to Purchaser upon the request of Purchaser.

                                   ARTICLE III

                                  CONSIDERATION

         3.1. PURCHASE PRICE. In full consideration for the sale of the Servicing upon the terms

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and conditions of this Sale Agreement, Purchaser shall pay to Seller the
Purchase Price of $15,480,180.

         3.2. PAYMENT. The Purchase Price shall be paid by Purchaser to Seller by wire transfer of immediately available funds, in accordance with the Seller's wiring instructions. One hundred percent (100%) of the Purchase Price will be paid on the Sale Date.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Sale Agreement, Purchaser represents and warrants that the following are true as of the execution of this
Sale:

         4.1. DUE INCORPORATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser is qualified to transact business in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified will not have a material adverse effect on Seller, Purchaser or the Servicing.

         4.2. AUTHORITY AND CAPACITY. Purchaser has all requisite corporate power, authority and capacity to enter into this Sale Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Sale Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary corporate action. This Sale Agreement constitutes a valid and legally binding agreement of Purchaser enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles, affecting the enforceability of the rights of creditors.

         4.3. EFFECTIVE AGREEMENT. The execution, delivery and performance of this Sale Agreement by Purchaser, its compliance with the terms hereof and the consummation of the transactions contemplated hereby (assuming receipt of the approvals required pursuant to this Sale Agreement) will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under the certificate of incorporation, bylaws, or any instrument or agreement to which it is a party or by which it is bound or which affects the Servicing, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Servicing.

         4.4. COMPLIANCE WITH REGULATIONS. Purchaser shall comply with all material obligations under all contracts to which it is a party, and with all applicable federal, state and local laws and regulations, with respect to and which affect any of the Servicing being purchased by Purchaser hereunder. The laws and regulations which Purchaser shall comply with include but are not limited to all applicable Agency Requirements. Purchaser will do no act or thing which will materially adversely affect the Servicing or the Mortgage Loans.

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         4.5.     GOOD STANDING. Purchaser is a mortgage lender and servicer in good standing with all appropriate regulatory authorities, including, without limitation, the Agency, except where the failure to be in good standing with any such regulatory authority will not have a material adverse effect on Seller, Purchaser or the Servicing.

         4.6. LITIGATION; COMPLIANCE WITH LAWS. As of the Sale Date, there is and shall be no litigation, proceeding or governmental investigation pending, or, to Purchaser's knowledge, threatened, or any order, injunction, settlement or decree outstanding against or involving Purchaser which materially adversely affects any of the Servicing. Additionally, as of the Sale Date, there is and shall be no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Purchaser threatened, or any order, injunction or decree outstanding against or relating to Purchaser that has not been disclosed by Purchaser to Seller in writing which could have a material adverse effect upon the Servicing, nor does Purchaser know of any basis for any such litigation, proceeding, or governmental investigation. As of the Sale Date, Purchaser has not violated and will not violate any applicable law, regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body or court, which may materially adversely affect any of the Servicing. For purposes of this Section 4.6, "litigation" shall include a suit for damages alone and shall not require that a specific performance remedy or injunction impacting the transfer of the Servicing be pending.

         4.7. ABILITY TO PERFORM. Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Sale Agreement, nor does Purchaser have any actual knowledge of any intent on the part of any Agency not to consent to the transaction contemplated hereby or to consent only with a reduction or limitation of the rights or compensation of the servicer under the applicable Agency requirements.

         4.8 STATEMENTS MADE. As of the Sale Date, no representation, warranty or statement made by Purchaser, or document that is within the control of Purchaser, in connection with this Sale Agreement, or any exhibit, schedule, data tape, statement or certificate furnished to Seller by Purchaser, in connection with the transactions contemplated hereby by Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Each document delivered to Seller represents an executed original or is a certified true and correct copy of the original and in either case represents true, correct and complete copies of the same. Each such document is in full force and effect and has not been amended, modified or altered except as the same shall have been provided to Seller.

                                    ARTICLE V

                                    COVENANTS

         5.1. NOTICE OF SIGNIFICANT EVENTS. During the Subservicing Period, Seller will promptly notify Purchaser of the occurrence of the entry of any court judgment or regulatory

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order in which Seller is or may be required to pay a claim or claims which, in
Seller's opinion, could have a material adverse effect on Seller's financial condition.

                                   ARTICLE VI

                                CLOSING DOCUMENTS

         The Closing Documents shall consist of fully executed originals of the following documents:

         6.1.     SALE AGREEMENT.  This Sale Agreement; and

         6.2. SUBSERVICING AGREEMENT. The Subservicing Agreement dated as of the same date.

                                   ARTICLE VII

         7.1. SUPPLEMENTARY INFORMATION. From time to time, upon reasonable notice, prior to and after the Sale Date, Seller shall furnish Purchaser such incidental information, which is reasonably available to Seller, supplementary to the information regarding the servicing or the Mortgage Loans contained in the Exhibits, documents and schedules delivered pursuant hereto, as Purchaser may reasonably request.

         7.2. ACCESS TO INFORMATION. Upon advance notice, Seller shall give to Purchaser and its counsel, accountants and other representatives, reasonable access during normal business hours throughout the Subservicing Period, to all of Seller's files, books and records relating to the Servicing.

         7.3. CONFIDENTIALITY OF INFORMATION/PUBLICITY. Except as otherwise required by law, Seller and Purchaser and their affiliates shall, and shall cause their respective directors, officers, employees and authorized representatives to, hold in strict confidence and not disclose to anyone without the prior written consent of the other party all information concerning customers or proprietary business procedures, servicing fees or prices, including the Purchase Price paid by the Purchaser for the Servicing, policies or plans of the other party or any of its affiliates received by them from the other party in connection with the transactions contemplated hereby.

         Purchaser and Seller agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication containing the other's name and relating to the execution or performance of this Sale Agreement and the transactions contemplated hereby; provided, however, that no party shall be restrained, after consultation with the other party, from making such disclosure as it shall be advised by counsel is required by law or by the applicable regulations of any regulatory body or securities exchange to be made.

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         7.4. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Sale Agreement shall be in writing, shall be given to the intended recipient at the address specified below and shall be effective upon personal delivery, overnight delivery, upon transmission by facsimile or if sent by registered or certified mail, postage prepaid then five (5) days following the day placed in the mail or, if sent otherwise, then only upon receipt:

         (a)      If to Purchaser, to:

                           Sterling Bank
                           2550 North Loop West, Suite 600
                           Houston, Texas 77092
                           Attention: J. Downey Bridgwater
                           Facsimile: (713) 466-3117

                           with a copy (which shall not constitute notice) to:

                           James W. Goolsby, Jr.
                           Sterling Bancshares, Inc.
                           2550 North Loop West, Suite 600
                           Houston, Texas 77092
                           Facsimile: (713) 466-3117

                           and

                           Donald E. Wood
                           Locke Liddell & Sapp LLP
                           600 Travis Street, Suite 3400
                           Houston, Texas 77002
                           Facsimile: (713) 229-2517

         (b)      If to Seller, to:

                           Sterling Capital Mortgage Company
                           13100 Northwest Freeway, Suite 200
                           Houston, Texas 77040
                           Attention: Jonathan Threadgill
                           Facsimile:

                           with a copy (which shall not constitute notice) to:

                           Ron Harpole.
                           Harpole & Associates, P.C.
                           13100 Northwest Freeway, Suite 150

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                           Houston, Texas 77092
                           Facsimile: (713) 939-1747

or to such other address or person as Purchaser or Seller shall have specified in writing to the other.

         7.5. WAIVERS. Either Purchaser or Seller may, by written notice to the other:

                  (a) Extend the time for the performance of any of the obligations or other transactions of the other except the Sale Date; and

                  (b) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder.

         The waiver by any party hereto of a breach of any provision of this Sale Agreement shall not operate or be construed as a waiver of any other subsequent breach.

         7.6. ENTIRE AGREEMENT; AMENDMENT. This Sale Agreement constitutes the entire agreement between the parties with respect to the sale of the Servicing and supersedes all prior agreements with respect thereto. This Sale Agreement may be amended and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

         7.7. BINDING EFFECT. This Sale Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Sale Agreement, express or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

         7.8. HEADINGS. Headings on the Articles and Sections in this Sale Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         7.9. APPLICABLE LAWS. This Sale Agreement shall be construed in accordance with the laws of the State of Texas and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of Texas applicable to agreements made and to be performed therein, except to the extent preempted by federal law.

         7.10. INCORPORATION OF EXHIBITS. All exhibits attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Sale Agreement.

         7.11. COUNTERPARTS. This Sale Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be in original and all of which, taken together, shall constitute one and the same agreement.

         7.12. SEVERABILITY CLAUSE. Any part, provision, representation or warranty of this Sale Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective

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to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Sale Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Sale Agreement shall deprive any party of the economic benefit intended to be conferred by this Sale Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Sale Agreement without regard to such invalidity.

         7.13. FURTHER AGREEMENTS. Seller and Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Sale Agreement (including but not limited to updates of Exhibits and schedules to be attached hereto and incorporated herein).

         7.14. INTENTION OF THE PARTIES. It is the intention of the parties that Seller is selling, and Purchaser is purchasing, only the Servicing Rights to the Mortgage Loans. Accordingly, the parties hereby acknowledge that as of the Sale Date, the applicable Agency shall be the sole and absolute owner of its Mortgage Loans.

         7.15. TRANSFER AND ASSIGNMENT. Neither Seller nor Purchaser shall have the right to sell, assign, delegate or otherwise transfer its rights or obligations under this Sale Agreement or the Subservicing Agreement to a third party without obtaining the prior written consent of the other party, which consent may be withheld in that party's discretion; provided further, the financial condition, reputation and status as a competitor, of Seller's or Purchaser's assignee shall be reasonably acceptable to the other party.

         7.16. GENERAL INTERPRETIVE PRINCIPLES. For purposes of this Sale Agreement, except as otherwise expressly provided or unless the context otherwise requires the terms defined in this Sale Agreement have the meanings assigned to them in this Sale Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

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         IN WITNESS WHEREOF, each of the undersigned parties to this Sale
Agreement has caused this Sale Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

                                    PURCHASER:

ATTEST:                             By: /s/ J. Downey Bridgwater
                                        ------------------------------------
/s/ James W. Goolsby, Jr.           Name: J. Downey Bridgwater
-----------------------------       Title: President & Chief Executive Officer
                                    Date: July 16, 2003

                                    SELLER:

ATTEST:                             By: /s/ Jonathan B. Threadgill
                                        ------------------------------------
/s/ Ron Harpole                     Name: Jonathan B. Threadgill
------------------------------      Title: President & Chief Executive Officer
                                    Date: July 16, 2003

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